Exhibit 10.5

                             ASHER CONVERTIBLE NOTE

Commencing on September 17, 2012 Liberty Coal Energy Corp. (the "Company") entered into a transaction in which it issued five convertible promissory notes ("Asher Note") to Asher Enterprises, Inc. ("Asher") in consideration $37,500 loaned by Asher to the Company.

The Asher Note bears regular interest at a rate of 8% per annum, with a default rate of 22% per annum. The Asher Notes are unsecured, due and payable on or before June 19, 2013. At any time prior to the payment in full of the entire balance of an Asher Note, Asher has the option of converting all or any portion of the unpaid balance of the Asher Note into shares of the Company's common stock at a conversion price discussed hereafter. Nevertheless, Asher is not entitled to convert any portion of an Asher Note to the extent that the shares to be issued in connection there with would cause Asher's beneficial ownership of the Company's common stock to exceed 4.99% of the outstanding shares of the Company's common stock. The conversion price for the Asher Note features a "variable" conversion price. The variable conversion price is a percentage discount from an average of the three lowest closing bid prices of the Company's common stock for the 10 most recent trading days preceding the date of exercise. The percentage discounts for the variable conversion prices provided for in the Asher Note is 42%. Because of the operation of the floating conversion price and the limitation on the ability of Asher to convert as described above, the Company is unable to determine at any time that number of shares into which Asher could convert one or more of the Asher Notes.

The Asher Note (and related documentation) contain customary representations and warranties, customary affirmative and negative covenants, customary anti-dilution provisions, and customary events of default that entitle Asher to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Asher Note. A default on the Asher Note could lead to certain penalties, including an obligation to (a) pay all of the following, plus an additional 50% of (i) default interest, (ii) other monetary penalties, and
(iii) the outstanding balance on the related Asher Note, and (b) to issue shares of the Company's common stock to satisfy the amount computed in accordance with
(a) immediately preceding.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Liberty Coal Energy Corp.


Date: September 17, 2012             /s/ Robert T Malasek
                                     --------------------------------------
                                     Robert T Malasek,
                                     Chief Financial Officer & Treasurer